SUPPLEMENT dated November 21, 2002

(To Prospectus Supplement Dated October 28, 2002

to Prospectus Dated July 22, 2002)

$868,344,394
(Approximate)

Mortgage Pass-Through Certificates, Series 2002-11F

GSR Mortgage Loan Trust 2002-11F
Issuer
GS Mortgage Securities Corp.
Depositor
Wells Fargo Home Mortgage, Inc.
Servicer

Notwithstanding anything to the contrary in the Prospectus Supplement, the initial Class Principal Balances of the Class B1, Class B2, Class B3, Class B4, Class B5 and Class B6 Certificates are $12,230,000, $5,242,000, $3,057,000, $1,747,000, $1,311,000 and $1,747,416, respectively, and the total Class Principal Balance of the Class B4, Class B5 and Class B6 Certificates represents approximately 0.55% of the total Class Principal Balance of all of the Certificates.

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Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying Prospectus Supplement.